Exhibit 10.24

Schedule of Executive Officer Compensation

X-Rite Incorporated

Executive Officer	Position	2005 Base Compensation	2004 Bonus Payment (3)	Stock Options Granted in 2005
Michael C. Ferrara (1)	CEO and President	$390,000	$519,965	32,000
Mary E. Chowning (2)	CFO and Vice President Finance	$275,000	$213,684	25,000
Joan M. Andrew	Vice President Global Sales	$222,000	$206,087	25,000
Bernard J. Berg	Sr. Vice President and CTO	$206,000	$189,942	25,000
Jeffrey L. Smolinski	Vice President Operations	$220,000	$204,187	25,000
James M. Weaver	Vice President Marketing and Development	$200,000	$175,696	25,000

The above named executive officers are provided medical, dental, life insurance and retirement benefits similar to those provided non-executive employees. In addition, each individual is provided an automobile or automobile allowance.

(1)	In addition to the aforementioned benefits, Mr. Ferrara’s employment agreement requires the Company to provide 10,000 shares per year of X-Rite, Incorporated restricted stock, severance benefits, and outside accounting and legal advice not to exceed $3,000 per year. In addition to his agreement, the Company provides Mr. Ferrara a country club membership.

(2)	In addition to the aforementioned benefits, Ms. Chowning is provided outside accounting and legal advice not to exceed $2,500 per year and a country club membership by the Company.

(3)	Bonuses paid to the executive officers in 2005 with respect to the Company’s 2004 fiscal year may be converted into common stock of the Company, at the election of the executive, pursuant to the Company’s Cash Bonus Conversion Plan. Bonuses are converted at a discount of 50 percent from the market value of the stock at the time the bonus is determined. The shares received are subject to certain restrictions on transfer and risks of forfeiture. Restrictions lapse as to 20 percent of the shares six months after grant and as to 20 percent on each of the first four anniversaries of the grant date, or as to all shares in the event of death, disability, retirement, or change in control of the Company. Dividends are paid on these shares to the same extent paid on the Company’s common stock.